Exhibit (23)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-27311, Form S-4 No. 333-101788, and Form S-4 No. 333-72982) of Transcontinental Gas Pipe Line Corporation and in the related prospectuses of our report dated March 28, 2005, except for Note 2, as to which the date is August 15, 2005, with respect to the consolidated financial statements and financial statement schedule of Transcontinental Gas Pipe Line Corporation, included in this Form 10-K/A.

/s/ ERNST & YOUNG LLP

Houston, Texas
August 15, 2005